Exhibit 4.9

DESCRIPTION OF CAPITAL STOCK

The following is a description of the common stock, $0.0075 par value (the “Common Stock”), preferred stock, $0.05 par value (the “Preferred Stock”), and depositary shares of XOMA Royalty Corporation (“we,” “us,” “our” or the “Company”). The Common Stock, 8.625% Series A Cumulative Perpetual Preferred Stock, $0.05 par value (the “Series A Preferred Stock”), and the depositary shares (the “Series B Depositary Shares”) each representing a 1/1000th interest in a share of the Company’s 8.375% Series B Cumulative Perpetual Preferred Stock, $0.05 par value (the “Series B Preferred Stock”), are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description is based on (i) our Articles of Incorporation (the “Articles of Incorporation”), (ii) our Bylaws (the “Bylaws”), and (iii) applicable provisions of Nevada corporate law. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by, the Articles of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and the applicable provisions of Nevada corporate law.

Common Stock

General. We are authorized to issue up to 277,333,332 shares of Common Stock.

Dividend Rights. Subject to the rights of holders of any outstanding series of Preferred Stock, holders of our Common Stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds.

Voting Rights. Each holder of our Common Stock is entitled to one vote for each share of Common Stock owned of record on the applicable record date on each matter properly submitted to and voted on at a meeting of stockholders, except that holders of Common Stock shall not be entitled to vote on any amendment to the Articles of Incorporation that alters or changes the powers, preferences, rights or other terms of any outstanding class or series of Preferred Stock if the holders of the affected class(es) or series of such Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such class(es) or series, on such amendment pursuant to the Articles of Incorporation (including any certificate of designation relating to such class(es) or series of Preferred Stock) or pursuant to the Nevada Revised Statutes, as amended from time to time (the “NRS”). Holders of Common Stock do not have cumulative voting rights with respect to the election of directors or any other matters.

No Preemptive or Similar Rights. Holders of our Common Stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

Right to Receive Liquidation Distributions. In the event of our liquidation, the assets legally available for distribution to stockholders would be distributable ratably to and among the holders of Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

The rights of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any Preferred Stock that we may designate and issue in the future.

Preferred Stock

General. Under our Articles of Incorporation, our board of directors is authorized to issue up to 1,000,000 shares of Preferred Stock, and, by resolution, to divide the Preferred Stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Except as otherwise provided in the Articles of Incorporation or by a resolution adopted by at least 75% of all issued shares entitled to vote in respect thereof, our board of directors may issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of our Common Stock or have anti-takeover effects, without further stockholder approval. Before we may issue any series of Preferred Stock, our board of directors will be required to adopt resolutions creating and designating such series of Preferred Stock.

The following summary description of the Preferred Stock of the Company, including the Series B Depositary Shares, does not purport to be complete and is subject to, and is qualified in its entirety by, the Articles of Incorporation, Bylaws and the certificates of designation of each series of the Preferred Stock, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and the applicable provisions of Nevada corporate law.

8.625% Series A Cumulative Perpetual Preferred Stock. We have designated 984,000 shares of our Preferred Stock as Series A Preferred Stock.

The Series A Preferred Stock will rank, as to dividend and other distribution rights and rights upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our Common Stock and to all other equity securities issued by us expressly designated as ranking junior to the Series A Preferred Stock;
•

senior with respect to the payment of dividends and other distributions and on parity with respect to the distribution of assets upon our liquidation, dissolution or winding up with our Series X Convertible Preferred Stock, $0.05 par value (the “Series X Preferred Stock”) and on parity with any future class or series of our equity securities expressly designated as ranking on parity with the Series A Preferred Stock;

•

junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to the payment of dividends and other distributions and the distribution of assets upon our liquidation, dissolution or winding up; and

•

effectively junior to all our existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends and Other Distributions. We will pay cumulative cash dividends on the Series A Preferred Stock, when and as declared by our board of directors, at the rate of 8.625% of the $25.00 liquidation preference per share per year (equivalent to $2.15625 per year). Dividends will be payable quarterly in arrears, on or about the 15th day of January, April, July and October; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the immediately preceding business day or the next succeeding business day, and no interest, additional dividends or other sums will accumulate. Dividends will accumulate and be cumulative from, and including, the date of original issuance. The first dividend, which was paid on April 15, 2021 in the amount of $0.71875 per share of Series A Preferred Stock, was for more than a full quarter and covered the period from, and including, the first date we issued and sold the Series A Preferred Stock through, but not including, April 15, 2021. Dividends on the Series A Preferred Stock will continue to accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

Liquidation Preference. The liquidation preference of each share of Series A Preferred Stock is $25.00. Upon liquidation, holders of our Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their shares of Series A Preferred Stock plus an amount equal to any accumulated but unpaid dividends with respect to such shares up to but excluding the date of payment.

Optional Redemption. Prior to December 15, 2025, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.25 per share, plus any accrued and unpaid dividends. On and after December 15, 2025, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.00 per share, plus any accrued and unpaid dividends.

Special Optional Redemption Upon a Change of Control or Delisting Event. Upon the occurrence of a Delisting Event (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 90 days after the first date on which such Delisting Event occurred, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends up to, but not including, the date of redemption.

With respect to the Series A Preferred Stock, a “Delisting Event” occurs when, after the original issuance of Series A Preferred Stock, both (i) the shares of Series A Preferred Stock are no longer listed on Nasdaq Stock Market (the “Nasdaq”), the New York Stock Exchange (the “NYSE”), or the NYSE American LLC (“NYSE AMER”), or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is still outstanding.

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends up to, but not including, the date of redemption.

With respect to the Series A Preferred Stock, a “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our stock entitling that person to exercise more than 50% of the total voting power of all shares of our stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our Common Stock are converted into or exchanged for (in whole or in part) common equity securities of another entity), has a class of common securities (or American depositary receipts (“ADRs”) representing such securities) listed on Nasdaq, the NYSE or the NYSE AMER, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER.

We refer to redemption following a Delisting Event or Change of Control as a “Special Optional Redemption.” If, prior to the Delisting Event Conversion Date (as defined below) or the Change of Control Conversion Date (as defined below), as applicable, we have provided or provide notice of exercise of any of our redemption rights relating to the Series A Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of the Series A Preferred Stock will not have the conversion right described below.

Conversion. Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series A Preferred Stock) to convert some or all of the Series A Preferred Stock held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our Common Stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock equal to the lesser of:

•

the quotient obtained by dividing (1) the sum of the $25.00 per share liquidation preference plus the amount of any accumulated and unpaid dividends up to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (2) the Common Stock Price (as defined below); and

•	1.46071 (i.e., the Share Cap), subject to certain adjustments;

and subject, in each case, to certain conditions, including, under specified circumstances, an aggregate cap on the total number of shares of our Common Stock issuable upon conversion and to provisions for the receipt of alternative consideration.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert the Series A Preferred Stock, and any Series A Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

In the event that the conversion would result in the issuance of fractional shares of Common Stock, we will pay the holder of Series A Preferred Stock cash in lieu of such fractional shares.

Except as provided above in connection with a Delisting Event or Change of Control, shares of the Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

For purposes of this description of the Series A Preferred Stock, “Change of Control Conversion Date” means a business day fixed by our board of directors that is not fewer than 20 days nor more than 35 days after the date on which we provide notice to the holders of the Series A Preferred Stock of a Change of Control.

For purposes of this description of the Series A Preferred Stock, “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, the amount of cash consideration per share of Common Stock; and (2) if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash (x) the average of the closing prices for our Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our Common Stock is then traded, or (y) the average of the last quoted bid prices for our Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our Common Stock is not then listed for trading on a U.S. securities exchange. The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of our Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

For purposes of this description of the Series A Preferred Stock, “Delisting Event Conversion Date” means a business day fixed by our board of directors that is not fewer than 20 days nor more than 35 days after the date on which we provide notice to the holders of the Series A Preferred Stock of a Delisting Event.

Voting Rights. Holders of Series A Preferred Stock generally will have no voting rights. However, if we do not pay dividends or other distributions on any outstanding shares of Series A Preferred Stock for six or more quarterly dividend periods (whether or not declared or consecutive), holders of Series A Preferred Stock (voting separately as a class with all other outstanding series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to our board of directors to serve until all unpaid dividends or other distributions have been fully paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class. In any matter in which the Series A Preferred Stock may vote, each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

The 8.375% Series B Cumulative Perpetual Preferred Stock and the Series B Depositary Shares. We have designated 3,600 shares of our Preferred Stock as Series B Preferred Stock.

The Series B Preferred Stock underlying the Series B Depositary Shares will rank, as to dividend rights and rights upon our liquidation, dissolution or winding up:

•

senior to all classes or series of our Common Stock and to all other equity securities issued by us other than any equity securities issued by us with terms specifically providing that those equity securities rank junior to the Series B Preferred Stock;

•

senior with respect to the payment of dividends and other distributions and on parity with respect to the distribution of assets upon our liquidation, dissolution or winding up with our Series X Preferred Stock and on parity with our Series A Preferred Stock and with any future class or series of our equity securities expressly designated as ranking on parity with the Series B Preferred Stock;

•

junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to the payment of dividends and other distributions and the distribution of assets upon our liquidation, dissolution or winding up; and

•

effectively junior to all our existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends and Other Distributions. We will pay cumulative cash dividends on the Series B Preferred Stock, when and as declared by our board of directors, at the rate of 8.375% per annum of the $25,000.00 liquidation preference ($25.00 per Series B Depositary Share) per year (equivalent to $2,093.75 per share of Series B Preferred Stock per year or $2.09375 per Series B Depositary Share per year). Dividends will be payable quarterly in arrears, on or about the 15th day of January, April, July and October; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the immediately preceding business day or the next succeeding business day, and no interest, additional dividends or other sums will accumulate. Dividends will accumulate and be cumulative from, and including, the date of original issuance. Dividends on the Series B Preferred Stock underlying the Series B Depositary Shares will continue to accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

Liquidation Preference. The liquidation preference of each share of Series B Preferred Stock is $25,000.00 ($25.00 per Series B Depositary Share). Upon liquidation, holders of our Series B Preferred Stock will be entitled to receive the liquidation preference with respect to their shares of Series B Preferred Stock plus an amount equal to any accumulated but unpaid dividends with respect to such shares up to but excluding the date of payment.

Optional Redemption. On and after April 15, 2025 but prior to April 15, 2026, the shares of Series B Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,250.00 per share ($25.25 per Series B Depository Share), plus any accrued and unpaid dividends. On and after April 15, 2026 but prior to April 15, 2027, the shares of Series B Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000.00 per share ($25.00 per Series B Depository Share), plus any accrued and unpaid dividends. On or after the date fixed for redemption of shares of Series B Preferred Stock, each holder of Series B Depositary Shares to be redeemed must present and surrender the depositary receipts evidencing the Series B Depositary Shares to the depositary at the place designated in the notice of redemption. The redemption price of such Series B Depositary Shares will then be paid to or on the order of the person whose name appears on such depositary receipts as the owner thereof.

Special Optional Redemption Upon a Change of Control or Delisting Event. Upon the occurrence of a Delisting Event (as defined below), we may, at our option, redeem the Series B Preferred Stock, in whole or in part, within 90 days after the first date on which such Delisting Event occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per Series B Depositary Share), plus any accrued and unpaid dividends up to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series B Depositary Shares representing the shares redeemed.

With respect to the Series B Preferred Stock, a “Delisting Event” occurs when, after the original issuance of Series B Preferred Stock, both (i) the shares of Series B Preferred Stock (or the Series B Depositary Shares) are no longer listed on Nasdaq, the NYSE or the NYSE AMER, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series B Preferred Stock is still outstanding.

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series B Preferred Stock underlying the Series B Depositary Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per Series B Depositary Share), plus any accrued and unpaid dividends up to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series B Depositary Shares representing the shares redeemed.

With respect to the Series B Preferred Stock, a “Change of Control” occurs when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our stock entitling that person to exercise more than 50% of the total voting power of all shares of our stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our Common Stock are converted into or exchanged for (in whole or in part) common equity securities of another entity), has a class of common securities (or ADRs representing such securities) listed on Nasdaq, the NYSE or the NYSE AMER, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER.

We refer to redemption following a Delisting Event or Change of Control as a “Special Optional Redemption.” If, prior to the Delisting Event Conversion Date or the Change of Control Conversion Date (each as defined below), as applicable, we have provided or provide notice of exercise of any of our redemption rights relating to the Series B Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of Series B Depositary Shares representing interests in the Series B Preferred Stock will not have the conversion right described below.

Conversion. Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series B Depositary Shares representing interests in the Series B Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series B Preferred Stock) to direct the depositary, on such holder’s behalf, to convert some or all of the Series B Preferred Stock underlying the Series B Depositary Shares held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable into a number of shares of our Common Stock (or equivalent value of alternative consideration) per Series B Depositary Share equal to the lesser of:

•

the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accumulated and unpaid dividends up to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable is after a record date for a Series B Preferred Stock dividend payment and prior to the corresponding Series B Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (2) the Common Stock Price (as defined herein); and

•

1,253.13 (i.e., the Share Cap), subject to certain adjustments; and subject, in each case, to certain conditions, including, under specified circumstances, an aggregate cap on the total number of shares of our Common Stock issuable upon conversion and to provisions for the receipt of alternative consideration.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of Series B Depositary Shares representing interests in the Series B Preferred Stock will not have any right to direct the depositary to convert the Series B Preferred Stock, and any Series B Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

Because each Series B Depositary Share represents a 1/1000th interest in a share of the Series B Preferred Stock, the number of shares of Common Stock ultimately received for each Series B Depositary Share will be equal to the number of shares of Common Stock received upon conversion of each share of Series B Preferred Stock divided by 1,000. In the event that the conversion would result in the issuance of fractional shares of Common Stock, we will pay the holder of Series B Depositary Shares cash in lieu of such fractional shares.

Except as provided above in connection with a Delisting Event or Change of Control, shares of the Series B Preferred Stock are not convertible into or exchangeable for any other securities or property.

For purposes of this description of the underlying Series B Preferred Stock and the Series B Depositary Shares, “Change of Control Conversion Date” means a business day fixed by our board of directors that is not fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the Series B Depositary Shares representing interests in the Series B Preferred Stock.

For purposes of this description of the underlying Series B Preferred Stock and the Series B Depositary Shares, “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, the amount of cash consideration per share of Common Stock; and (2) if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash (x) the average of the closing prices for our Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our Common Stock is then traded, or (y) the average of the last quoted bid prices for our Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our Common Stock is not then listed for trading on a U.S. securities exchange. The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of our Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

For purposes of this description of the Series B Preferred Stock and the underlying Series B Depositary Shares, “Delisting Event Conversion Date” means a business day fixed by our board of directors that is not fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the Series B Depositary Shares representing interests in the Series B Preferred Stock.

Voting Rights. Holders of the Series B Depositary Shares representing interests in the Series B Preferred Stock generally will have no voting rights. However, if we do not pay dividends or other distributions on any outstanding shares of Series B Preferred Stock for six or more quarterly dividend periods (whether or not declared or consecutive), holders of Series B Preferred Stock (voting separately as a class with all other outstanding series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to our board of directors to serve until all unpaid dividends have been fully paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series B Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock, voting as a separate class. In any matter in which the Series B Preferred Stock may vote, each share of Series B Preferred Stock shall be entitled to one vote per $25,000.00 of liquidation preference. As a result, each Series B Depositary Share will be entitled to 1/1000th of a vote.

Series X Preferred Stock. We have designated 5,003 shares of our Preferred Stock as Series X Preferred Stock. The Series X Preferred Stock ranks:

•	senior to any class or series of our capital stock created specifically ranking by its terms junior to the Series X Preferred Stock;
•	on parity to our Common Stock;
•	on parity to any class or series of our capital stock created specifically ranking by its terms on parity with the Series X Preferred Stock; and
•	junior to any class or series of our capital stock created specifically ranking by its terms senior to the Series X Preferred Stock;

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Dividends. Holders of Series X Preferred Stock are entitled to receive dividends or other distributions on shares of Series X Preferred Stock equal (on an as-converted basis) to and in the same form as dividends actually paid on our Common Stock or other junior securities.

Liquidation Preference. In the event of our liquidation, dissolution, or winding up, holders of our Series X Preferred Stock will participate pari passu (on an as-converted basis, without regard to any blocker provisions) with any distribution of proceeds to holders of our Common Stock, subject to the prior and superior rights of the holders of any senior securities of the Company.

Redemption. We are not obligated to redeem or repurchase any shares of Series X Preferred Stock. Shares of Series X Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Conversion. The Series X Preferred Stock is convertible at the option of the holders thereof at any time after issuance into the number of registered shares of Common Stock determined by dividing the aggregate stated value of the Series X Preferred Stock being converted by the conversion price then in effect. The initial conversion price is $4.03 and is subject to adjustment as described below. No holder may request a conversion of its Series X Preferred Stock to the extent such conversion would result in the holder and its affiliates beneficially owning more than a pre-set conversion blocker threshold, which will initially be set at 19.99% of our Common Stock then outstanding (the “Beneficial Ownership Limitation”). The amount of beneficial ownership of a holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations of that section.

Conversion Price Adjustment—Share Dividends and Stock Splits. If we pay a share dividend or otherwise make a distribution payable in Common Stock on our Common Stock or any Common Stock equivalents, subdivide or combine our outstanding Common Stock, or reclassify our Common Stock in such a way that we issue additional shares of our capital stock, the conversion price will be adjusted by multiplying the then-existing conversion price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before the distribution, dividend, adjustment or recapitalization and the denominator of which is the number of shares of Common Stock outstanding immediately after such action.

Fundamental Transaction. If we effect a “fundamental transaction” (as defined below), then upon any future conversion of the Series X Preferred Stock, the holders will have the right to receive, for each share of Common Stock they would have received upon such conversion, the same kind and amount of securities, cash or property as such holder would have been entitled to receive in the fundamental transaction had it been the holder of Common Stock immediately prior to the fundamental transaction. The term “fundamental transaction” means any of the following:

•	a merger or consolidation with or into another entity or any stock sale to, or other business combination in which we are not the surviving entity;
•	the sale of all or substantially all of our assets in one transaction or a series of related transactions;

•

any completed tender offer or exchange offer involving holders of Common Stock in which more than 50% of the Common Stock not held by us or any other person making such offer is converted or exchanged into other securities, cash or property; or

•

any reclassification of Common Stock or any compulsory share exchange by which our Common Stock is effectively converted into or exchanged for other securities, cash or property (but not a reverse stock split).

If the holders of Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, the holders of Series X Preferred Stock will be given the same choice on conversion of such holders’ shares.

Voting Rights. The Series X Preferred Stock has no voting rights, except to the extent expressly provided in our Articles of Incorporation or as otherwise required by law. However, so long as at least 50% of Series X Preferred Stock are outstanding, we may not take any of the following actions without the affirmative consent of holders of a majority of the outstanding Series X Preferred Stock:

•	amend our Articles of Incorporation, Bylaws or other charter documents so as to materially, specifically and adversely affect the preferences, rights, or privileges of the Series X Preferred Stock;
•	issue additional shares of Series X Preferred Stock or increase or decrease the number of authorized shares of Series X Preferred Stock;
•

sell, assign, monetize, pledge or otherwise divest or encumber our rights under any material license agreement, joint venture or other partnership agreement to which we are a party as of the date of this offering and involving any drug or drug candidate;

•	issue or commit to issue any other equity securities, with certain exceptions;
•

issue any equity-based award or compensation to certain of our officers, unless the award has been unanimously approved by our compensation committee at a time when a designee appointed by the Series X Preferred holders is then serving on that committee; or

•	enter into any agreement or understanding to take any of the actions listed above.

Anti-Takeover Effects of Provisions of our Articles of Incorporation and Bylaws and Nevada Law

Certain provisions of Nevada law, our Articles of Incorporation and our Bylaws could have the effect of delaying, deferring, discouraging or preventing another person from acquiring control of the Company. These anti-takeover provisions, which are summarized below, may have the effect of discouraging proxy contests and takeover bids.

Articles of Incorporation and Bylaws Provisions. Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management, even if many of our stockholders are in favor of the third party’s offer. The NRS provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s articles of incorporation provides otherwise. Our Articles of Incorporation do not provide for cumulative voting, which could make the removal of incumbent officers and directors more difficult. Our Articles of Incorporation also authorizes our board of directors to issue up to 1,000,000 shares of Preferred Stock and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine, which can only be prohibited by a resolution adopted by holders of at least 75% of the outstanding shares entitled to vote. In addition, our Bylaws require certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings. Our Bylaws also provide that our board of directors is able to elect a director to fill a vacancy created by the expansion of the board of directors or due to the death, resignation or departure of an existing board member. Provisions of Nevada law and our Articles of Incorporation and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult.

Combinations with Interested Stockholder Statutes

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for a period of two years following the date on which the person first became an interested stockholder unless:

•

prior to the date the person first became an interested stockholder, the board of directors approved either the combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or after the time on which such stockholder becomes an interested stockholder, the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates.

Furthermore, in the absence of prior approval, even after the two-year period described above, a combination remains prohibited for another two years unless (i) it is approved by the board of directors, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates or (ii) the terms of the combination satisfy certain fair value requirements. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.

An “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”, including mergers and consolidations, sales, leases, exchanges, pledges, transfers or other dispositions of assets with a certain market value, earning power or net income, and share issuances with a certain market value.

These statutes generally apply to Nevada corporations with 200 or more stockholders of record. As of the date of the filing of the Annual Report, we do not have 200 or more stockholders of record. A Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We do not have an opt-out election in our Articles of Incorporation.

Acquisition of Controlling Interest Statutes

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) prohibit an acquirer, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with Nevada’s dissenter’s rights statutes.

A corporation may elect to not be governed by, or “opt out” of, the acquisition of controlling interest statutes by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the tenth day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the acquisition of controlling interest statutes in our Articles of Incorporation or Bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock, Series A Preferred Stock and Series B Depositary Shares is Equiniti Trust Company, LLC.

Listing on the Nasdaq Global Market

Our Common Stock is listed on the Nasdaq Global Market under the symbol “XOMA,” our Series A Preferred Stock is listed on the Nasdaq Global Market under the symbol “XOMAP” and our Series B Depositary Shares are listed on the Nasdaq Global Market under the symbol “XOMAO.”